                                                                      EXHIBIT 1.
                                                   To Current Report on Form 8-K

FOR RELEASE AT 4:05PM, FEBRUARY 26, 2001

                    ASTROPOWER, INC. REPORTS FOURTH QUARTER
                             AND FULL YEAR RESULTS

Fourth Quarter Highlights
-------------------------

 .  Product sales increase to $13.3 million, up 43.5%
 . Ongoing capacity expansion in response to unprecedented worldwide demand . Silicon supply agreement reached with Elkem
 .  Breakthrough new home agreement with Shea Homes
 .  First portable battery chargers shipped to iGo

Full Year Highlights
--------------------

 .  Product sales increase to $46.6 million, up 48.3%
 .  Record net income of $3.5 million, up 52.7%
 .  Positive cash flow from operations of $3.3 million

NEWARK, DE - February 26, 2001 - AstroPower, Inc. (NASDAQ:APWR), a leading supplier of solar electric power products, today reported financial results for the fourth quarter and full year ended December 31, 2000.

Financial Results
-----------------

For the quarter ended December 31, 2000, total revenues were a record $14,070,000, an increase of 38.5% from the 1999 fourth quarter. Product revenues for the three months ended December 31, 2000 were a record $13,340,000, an increase of 43.5% from the three months ended December 31, 1999. For the three months ended December 31, 2000, net income was $761,000 or $0.06 per share on a diluted basis on 13.2 million weighted average shares outstanding, as compared to $896,000 or $0.08 per share on a diluted basis on 11.6 million weighted average shares in the year-earlier period.

For the year ended December 31, 2000, total revenues were a record $49,787,000, an increase of 43.7% from the comparable 1999 period. Product revenues for the year ended December 31, 2000 were $46,604,000, an increase of 48.3% from the year ended December 31, 1999.

                              MANAGEMENT COMMENTS

Commenting on the quarter, Dr. Allen Barnett, President and CEO of AstroPower said "We continue to experience demand that far outstrips our ability to supply product. We are aggressively growing our capacity. We are frequently asked why we are not growing faster than 50% per year. We announced last summer our plan to accelerate our expansion, and we achieved our target of having 35 megawatts of nameplate capacity in place at the end of 2000. This capacity will allow us to continue our rapid growth during 2001. We are currently planning to add an additional 30 megawatts of capacity this year, for a total of 65 megawatts of nameplate capacity by the end of 2001. While we expect higher revenues as a result of the expansion, we also incur incremental costs in the process. These costs, such as hiring, training, and building infrastructure affect our product gross margins, and their effects are evident in this quarter. As we have previously stated, we believe this accelerated capacity expansion is the appropriate course of action based on the market demand.

We announced a number of developments in the fourth quarter that we believe will further strengthen our competitive position in the future. Our alliance with Elkem to develop a solar grade silicon source is important not just for us, but also for the long-term growth of our industry. Our agreement with Shea Homes is an important validation that solar power will have a significant role in our country's future energy supply. We also shipped our first portable battery charging devices to iGo, as part of our distribution agreement. We are continuing to develop other alliances that will extend our product capability and market reach."

About AstroPower
----------------

AstroPower develops, manufactures, markets and sells a range of solar electric power generation products, including solar cells, modules, panels and our SunChoiceTM pre-packaged systems for the global marketplace. Solar electric power systems provide a clean, renewable source of electricity in both off-grid and on-grid applications.

                               ~~~~~~~~~~~~~~~~~~

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, as described in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. As a result, there can be no assurance that the Company's future results will not be materially different from those projected. The projections contained herein speak only of the Company's expectations as of the date of this press release. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based.

For more information, contact:

Allen M. Barnett / Thomas J. Stiner
AstroPower, Inc.
302-366-0400

                                ASTROPOWER, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands except share and per share data)


                                                                                  Three Months Ended
                                                                                     December  31
                                                                    --------------------------------------------
                                                                                       (Unaudited)

                                                                            2000                    1999
                                                                    --------------------     -------------------

REVENUES:
   Product sales..................................................           $    13,340                   9,294
   Research contracts.............................................                   730                     866
                                                                    --------------------     -------------------

             Total revenues.......................................                14,070                  10,160
COST OF REVENUES:
   Product sales..................................................                 9,406                   6,546
   Research contracts.............................................                   632                     475
                                                                    --------------------     -------------------
             Total cost of revenues...............................                10,038                   7,021
                                                                    --------------------     -------------------


             Gross profit.........................................                 4,032                   3,139
OPERATING EXPENSES:
   Product development expenses...................................                 1,014                     599
   General and administrative expenses............................                 1,201                   1,345
   Selling expenses...............................................                 1,070                     589
   Professional fees incurred in overhead dispute.................                   133                      14
                                                                    --------------------     -------------------

             Income from operations...............................                   614                     592
OTHER INCOME (EXPENSE):
   Other expense..................................................                    (3)                    (19)
   Interest expense...............................................                     -                      (3)
   Equity in earnings (loss) of joint ventures....................                  (116)                     63
   Interest income................................................                   401                     269
                                                                    --------------------     -------------------


INCOME BEFORE INCOME TAXES........................................                   896                     902
INCOME TAXES                                                                         135                       6
                                                                    --------------------     -------------------
NET INCOME                                                                   $       761                     896
                                                                    ====================     ===================



NET INCOME DATA:
   Net income per share - basic...................................                 $0.07                   $0.08
                                                                    ====================     ===================
   Net income per share - diluted.................................                 $0.06                   $0.08
                                                                    ====================     ===================
   Weighted average shares outstanding - basic....................            11,707,873              10,764,035
                                                                    ====================     ===================
   Weighted average shares outstanding - diluted..................            13,172,706              11,599,461
                                                                    ====================     ===================

                                ASTROPOWER, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands except share and per share data)


                                                              Twelve Months Ended
                                                                  December 31
                                                          ---------------------------

                                                              2000           1999
                                                          -----------    ----------
                                                          (unaudited)
REVENUES:
   Product sales ......................................        46,604         31,428
   Research contracts .................................         3,183          3,216
                                                          -----------    -----------
             Total revenues ...........................        49,787         34,644
COST OF REVENUES:
   Product sales ......................................        32,461         22,588
   Research contracts .................................         2,422          2,264
                                                          -----------    -----------
             Total cost of revenues ...................        34,883         24,852
                                                          -----------    -----------
             Gross profit .............................        14,904          9,792
OPERATING EXPENSES:
   Product development expenses .......................         3,278          2,139
   General and administrative expenses ................         4,337          3,501
   Selling expenses ...................................         3,517          1,578
   Professional fees incurred in overhead dispute......           458             66
                                                          -----------    -----------

             Income from operations ...................         3,314          2,508
OTHER INCOME (EXPENSE):
   Other expense ......................................           (15)           (32)
   Interest expense ...................................           (14)           (16)
   Equity in earnings (loss) of joint ventures ........          (205)            63
   Interest income ....................................         1,470            338
                                                          -----------    -----------

INCOME BEFORE INCOME TAXES ............................         4,550          2,861
INCOME TAXES ..........................................         1,089            594
                                                          -----------    -----------
NET INCOME ............................................         3,461          2,267
                                                          ===========    ===========



NET INCOME DATA:
   Net income per share - basic .......................   $      0.30    $      0.25
                                                          ===========    ===========
   Net income per share - diluted .....................   $      0.27    $      0.22
                                                          ===========    ===========



   Weighted average shares outstanding - basic ........    11,502,426      9,207,782
                                                          ===========    ===========
   Weighted average shares outstanding - diluted ......    12,863,063     10,132,844
                                                          ===========    ===========

                                ASTROPOWER, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)


                                         Dec. 31, 2000   Dec. 31, 1999
                                         -------------   -------------
                                           (unaudited)

Cash .....................................   $24,538         25,338
Accounts receivable, net .................    15,880         14,525
Inventories ..............................    12,308          7,823
Deferred tax asset .......................     5,010          2,280
Other current assets .....................       558            748
                                             -------        -------

Total current assets .....................    58,294         50,714

Property and equipment, net ..............    17,618         12,130
Investment in joint ventures .............       718            663
                                             -------        -------

Total assets .............................    76,630         63,507
                                             =======        =======

Current liabilities ......................     7,767          4,583

Long-term liabilities ....................     1,446          1,432

Stockholders' equity .....................    67,417         57,492
                                             -------        -------

Total liabilities and stockholders' equity    76,630         63,507
                                             =======        =======